Exhibit 99.1

Contact:	Douglas C. Mills	Van A. Dukeman
	Chairman	President/CEO
	First Busey Corporation	First Busey Corporation
	217.365.4512	217.351.6568

FOR IMMEDIATE RELEASE

First Busey Completes Merger of Equals with Main Street Trust, Inc.

(Urbana, Illinois — August 1, 2007, 8:00 a.m. CDT) — First Busey Corporation (Nasdaq:  BUSE) announced today that it has completed its merger of equals transaction with Main Street Trust, Inc.  As a result of the merger, which was completed after the close of business on July 31, 2007, First Busey Corporation has total assets of approximately $4.1 billion and operations located in three states, including four primary market areas in downstate Illinois.

“We are extremely gratified by the patience and strong support of our shareholders, customers and associates during this period of transition that began with our announcement to join forces last September,” commented Van A. Dukeman, First Busey Corporation President and CEO.  “Now that the merger of the companies is completed,” explained Dukeman, “we look forward to consolidating our two primary subsidiary banks, Main Street Bank & Trust and Busey Bank into a single, re-branded Busey Bank this fall.”  The consolidated bank will have total assets of approximately $3.5 billion and total deposits exceeding $2.6 billion.  Mr. Dukeman will serve as Chairman of the Board of the new Busey Bank, and Lee H. O’Neill will serve as President and Chief Executive Officer.  Additionally, the divestiture of certain branches of the former Main Street, all of which are located in the Champaign County market, is expected to be completed prior to the bank consolidation.

Douglas C. Mills, Chairman of the Board of First Busey Corporation, said “We are excited about the significant additional benefits for our customers and opportunities for our associates through Busey’s continued commitment to local decision-making and community involvement.  Our customers can already realize one of the strategic benefits of this merger through ‘surcharge free’ access at more than 120 ATM locations.”

Under terms of the agreement, former Main Street shareholders will receive 1.55 shares of First Busey Corporation common stock for each share of Main Street common stock.  In the near future, letters of transmittal regarding the procedures for the exchange of shares will be sent to former Main Street shareholders.

The combined company is operating under the name First Busey Corporation and will continue to list its common stock on the Nasdaq Global Select Market and trade under the symbol BUSE.  Principal offices of First Busey Corporation will remain at 201 West Main Street, Urbana, Illinois.

During the fourth quarter of 2007, the Corporation plans to combine the operations of Main Street Wealth Management, First Busey Trust & Investment Co., and First Busey Securities, Inc.  Assets under care for the combined organization are approximately $4.8 billion.  Curt A. Anderson and Donna R. Greene will serve as co-managing directors of the combined wealth management group.

Keefe, Bruyette, & Woods, Inc. acted as financial advisor and provided a fairness opinion to First Busey Corporation in connection with this transaction.  Sandler O’Neill & Partners, L.P. performed similar services for Main Street Trust, Inc.  Chapman and Cutler LLP provided legal services for First Busey Corporation, and Barack Ferrazzano Kirschbaum & Nagelberg LLP acted as legal counsel for Main Street.  Howe Barnes Hoefer & Arnett, Inc. is the principal market maker for First Busey Corporation.

Additional Information About the Company

First Busey Corporation is a diversified financial holding company headquartered in Urbana, Illinois.  First Busey Corporation has three wholly-owned banking subsidiaries with locations in three states.  Busey Bank is headquartered in Urbana, Illinois, with 22 banking centers.  Busey Bank also has a banking center in Indianapolis, Indiana, and a loan production office in Ft. Myers, Florida.  On June 30, 2007, Busey Bank had total assets of $2.0 billion.  Main Street Bank & Trust is headquartered in Champaign, Illinois, with 23 banking centers.  On June 30, 2007, Main Street Bank & Trust had total assets of $1.5 billion.  Busey Bank and Main Street Bank & Trust serve Champaign, Macon, Shelby, McLean, Ford, Peoria and Tazewell Counties in Illinois.  Busey Bank N.A. is a nationally-chartered bank headquartered in Port Charlotte, Florida, with nine banking centers serving Lee, Charlotte and Sarasota Counties in Southwest Florida. Busey Bank N.A. had total assets of $445 million as of June 30, 2007.  First Busey provides electronic delivery of financial services through its websites, www.busey.com and www.mainstreettrust.com.

Busey Investment Group is a wholly-owned subsidiary of First Busey Corporation and owns three subsidiaries:  First Busey Trust & Investment Co., First Busey Securities, Inc., and Busey Insurance Services, Inc.  As of June 30, 2007, Busey Investment Group had approximately $2.6 billion in assets under care.  Main Street Wealth Management, a division of Main Street Bank & Trust, had $2.2 billion of financial assets under management as of June 30, 2007.  First Busey also owns a retail payment processing subsidiary, FirsTech, Inc., which processes over 25 million items per year.  Headquartered in Decatur, Illinois, FirsTech also operates a sales and service operation in the St. Louis market.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to the benefits of the merger, including future financial and operating results, cost savings, enhanced revenues and the accretion/dilution to reported earnings that may be realized from the merger as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. First Busey Corporation intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of First Busey Corporation, are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” or “project” or similar expressions. First Busey Corporation’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of First Busey Corporation and its subsidiaries include, but are not limited to: the risk that the businesses of First Busey Corporation and the former Main Street will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; revenues following the merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the merger; changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the companies’ respective market areas; their implementation of new technologies; their ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.